AGREEMENT

Agreement made as of the 1st day of June 2009 (the “Execution Date”) by and between Icahn Enterprises LP, Icahn Capital, L.P. (the “Employer”), and Keith Meister (the “Employee”).  The obligations of the Employer hereunder shall be joint and several obligations of the Employer and Icahn Enterprises L.P.  Unless otherwise defined herein (including in Section 20 hereof) a capitalized term used herein shall have the meaning attributed to it in the Prior Employment Agreement (as defined below), the Letter (as defined in Section 20) or the exhibits thereto.

RECITALS:

Employee is a party to a series of agreements with Carl C. Icahn and his Affiliates including the following:  An Agreement dated as of December 31, 2004, which was subsequently amended pursuant to Amendment No. 1 effective as of January 1, 2006, letter agreements dated June 1, 2005, March 14, 2006, April 11, 2006, February 1, 2007 and April 19, 2007, an Amendment in Relation to Management Fee Participation dated August 8, 2007, an Amendment to Agreement dated December 31, 2004 which is dated January 1, 2008 (the “Special Profits Amendment”) an Amendment in Relation to Section 409A of The Internal Revenue Code dated December, 2008 (the “Section 409A Amendment”) and various agreements of partnership and limited partnerships (all of the foregoing together with all other partnership, limited liability company and other agreements relating to the employment and other service relationship of Employee with any of the Icahn Group (other than any confidentiality agreement or indemnity agreement) collectively, the “Prior Employment Agreement”).

Pursuant to the Prior Employment Agreement, Employee was entitled to receive:  (a) base salary, (b) bonus payments, as well as (c) a participation (subject in part to vesting) in incentive allocations and (d) an amount (the “Management Fee Participation”) equal to a portion of the Management Fees earned by the Management Company from certain funds to which the Management Company provided management services, including Icahn Partners LP (“Icahn Partners”), Icahn Fund Ltd., Icahn Fund II Ltd. and Icahn Fund III Ltd. (together with the Master Funds ( as defined below) the “Existing Funds”) and, pursuant to the Special Profits Agreement, certain payments relating to Special Profits Interest Allocations (as defined in the documents of each applicable Existing Fund).

Pursuant to the Prior Employment Agreement, payment of a portion of Employee’s Management Fee Participation with respect to each of the 2005, 2006 and 2007 calendar years was deferred and payable, together with hypothetical gains and losses thereon (collectively, the “Deferred Amounts”) as if invested in the Master Fund, Master Fund II and Master Fund III (together, the “Master Funds”), on January 30, 2012, subject to earlier payment upon a Terminating Event, as set forth in Section 12 and Schedule A of the Prior Employment Agreement as amended by the Section 409A Amendment.

Pursuant to a Management Contribution, Assignment and Assumption Agreement dated as of August 8, 2007 between Icahn Management LP (the “Management Company”) and Icahn Capital Management LP, the Management Company assigned to Icahn Capital Management LP, effective as of August 8, 2007, all of its right, title and interest in the Prior Employment Agreement, and Icahn Capital Management LP assumed and agreed to perform the liabilities and obligations of the Management Company under the Prior Employment Agreement, other than liabilities and obligations arising prior to August 8, 2007, including the liabilities and obligations of the Management Company arising prior to August 8, 2007 with respect to Employee’s deferred Management Fee Participation (all such obligations arising prior to August 8, 2007, including those relating to the portion of such Management Fee Participation arising prior to August 8, 2007, the “Retained Obligations”).  Such obligations of Icahn Capital Management LP were assumed by Employer.

The purpose of this Agreement is to terminate the Prior Employment Agreement (while preserving, as set forth herein, the rights of Employee in the Deferred Amounts and certain of the Fund GP’s Special Profit Interests Allocations), to provide for certain payments to Employee relating to the Prior Employment Agreements, and to set forth a new arrangement between Icahn Enterprises, certain of its subsidiaries, and Employee.

The employment of Employee hereunder is not for any specific time period and the word “Term” as defined in this Agreement, is utilized to set forth the effects of the cessation of such employment at any particular time and not to provide any obligation of employment by either party for any definite period of time.

In addition to the Existing Funds, Employer is currently planning to create a new investment vehicle (which may have an on-shore and off-shore counterpart) commonly known as a hedge fund (such on- and off-shore counterparts of such fund collectively, the “New Fund”).  Employer currently expects that the New Fund generally will have the characteristics set forth in Exhibit A to the Letter (“Exhibit A”), but all matters concerning the terms and structure of the New Fund are subject to change or abandonment at any time in the sole discretion of Employer.

Employer and its Affiliates may also organize and operate other hedge funds in addition to the New Fund and the Existing Funds (such hedge funds, other than the New Fund and the Existing Funds, collectively, the “Additional Funds”) and Employee will, at the request of Employer, provide services to such Additional Funds to the extent required by this Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1.
Termination of Prior Employment Agreements. In consideration for the payments to be made pursuant to Section 2 below, effective as of the Execution Date, the Prior Employment Agreement (other than the Surviving Partnership Relationship (as defined below) which shall survive only to the extent set forth in Section 2 (d) below) (and other than Employee’s right to payment of the Deferred Amounts, as set forth in Section 2(b) and Exhibit B) is hereby terminated in all respects and shall be null and void and have no further force or effect and all rights and interests of the parties thereunder are hereby terminated and the right and interests of the Employee in all payments, Profit Participation, interests in any partnership, limited liability company or other entity contemplated in the Prior Employment Agreement or relating thereto, are hereby extinguished in all respects.

2.	Payments to Employee In Respect of Prior Employment Agreement.

(a)
Cash Payment.  On June 1, 2009 Employer shall pay to Employee $3,197,054.60 (in respect of 100% of non-deferred Incentive Allocation (vested and unvested through April 30, 2009), plus $972,602.74 (less withholding) in respect of prorated $1 million annual bonus).  100% of non-deferred Incentive Allocation (vested and unvested from May 1, 2009 through May 31, 2009) will be paid promptly (on or about June 20, 2009) following the determination thereof.  Such Incentive Allocation payments will be paid from Icahn Onshore LP and Icahn Offshore LP and will reduce the capital account of Employee in such partnerships with respect to Incentive Allocations to zero.

(b)
Deferred Management Fees. The aggregate value of the Deferred Amounts of the Management Fee Participation in which Employee has an interest under the Prior Employment Agreement equals $3,813,669.73 as of April 30, 2009 (of which as of April 30, 2009, $3,446,450.72 is attributable to Retained Obligations and $ 367,219.01 is attributable to management fees accruing on or after August 8, 2007) and as of the date of this Agreement Employee is, and shall be deemed to be, 100% vested in such amounts.  The Deferred Amounts shall continue to be deferred in accordance with the terms of the Prior Employment Agreement, as memorialized in Exhibit B to the Letter (“Exhibit B”), and the right of Employee in such Deferred Amounts, and any right to receive payment thereof, shall be governed exclusively by the terms of this Section 2(b) and the terms of Exhibit B.  Until the payment of such Deferred Amounts, such amounts shall continue to be indexed to the return of the Master Fund, Master Fund II and Master Fund III, as applicable (or in certain circumstances U.S. Treasury obligations) as set forth on Exhibit B.

(c)
Special Profits Interests. Pursuant to Section 5 of the Special Profits Amendment amending Section 9(i) of the Prior Employment Agreement for all periods on or after January 1, 2008, Employee is entitled to receive 2.5% of the Fund GP Net Special Profits Interests Allocations allocated to the Fund GP’s (as such terms are used in Section 3 of the Special Profits Amendment) during the period from January 1, 2008 until the last day of the “Term” (in this single instance, as “Term” is defined in the Prior Employment Agreement).  As of April 30, 2009 the amount that would be allocable to Employee if each applicable Existing Fund had sufficient Net Increase to make such allocation is $532,850.97 with respect to Icahn Partners; $ 1,114,186.87 with respect to the Master Fund, $ 233,085.54 with respect to Master Fund II and $ 97,805.30 with respect to Master Fund III (each such amount, an “Accrued Amount”), it being understood that such Accrued Amount fluctuates from time to time because the amounts in each Special Profits Memorandum Account (as defined under the documents of each applicable Existing Fund) on which such Accrued  Amount is based, are treated as if they are invested in the applicable Existing Fund and so fluctuate with the value of the investments of such fund.  The dollar amount of each Accrued Amount at any particular time, after taking into account such fluctuations in value, and as reduced by any payments contemplated in the following paragraph (in each case to the extent attributable to such Accrued Amount) is referred to, individually herein as a “Employee Special Interest Amount.”  Employee is and shall be deemed to be, 100% vested in such amounts.

In satisfaction of the payments that would be payable under the Prior Employment Agreement as contemplated in this clause (c) above, Employee will be paid an amount equal to 2.5% of each of the Fund GP’s Net Special Profits Interests Allocations that are made by an Existing Fund with respect to an Employee Special Profits Interest Amount, until such Employee Special Profits Interest Amount is reduced to zero (with respect to each such Employee Profits Interest Amount, the “Accrued Special Profits End Point”).  The parties acknowledge and agree that except for the fact that the dollar amount of the Accrued Amount may fluctuate after the date hereof due to investment profits and losses on such amount (and the reductions due to the payments to Employee contemplated in this clause (c)) no further Target Special Interest Amounts or other amounts or allocations shall accrue to Employee pursuant to this Section (c) after April 1, 2009 (it being understood and agreed that the Accrued Amount includes the applicable amounts for January 1, 2009 and April 1, 2009).

(d)
Partnership Interest. Employee shall continue to be a partner in Icahn Onshore LP and Icahn Offshore LP (each of such partnerships, “Special Profits Partnership”) until the Accrued Special Profits End Point relating to such partnership. The rights of Employee as a partner shall be limited solely and exclusively, to his right to be paid the Employee Special Profits Interest Amount (the “Surviving Partnership Relationship”).  At the Accrued Special Profits End Point the rights of Employee as a partner in the applicable Special Profits Partnership shall terminate and Employee shall cease to be a partner in such Special Profits Partnership and shall have no further right in respect thereof.

(e)
No Other Rights. Employee acknowledges and agrees that except for: (i) his right to receive the payments set forth above in this Section 2: (ii) his right under any indemnity agreement or obligation; and (iii) the other rights of Employee expressly set forth in this Agreement, Employee has no other rights or claims against or relating to, any of the members of the Icahn Group or any of their respective officers, directors, employees, agents or representatives of any kind or character, direct or indirect and any and all such rights and claims, if any, are hereby waived and released in all respect.

(f)
Survival.  The rights and obligations of Employee and Employer under this Section 2 will survive any cessation of Employee’s employment for any reason or no reason and the provision of Section 12 of this Agreement shall not apply to this Section 2 in any respect.

3.
Employment/Title/Benefits:  Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 4 below, and Employee hereby accepts such employment.  Employee’s title shall be Senior Managing Director of Employer and of the Existing Funds as well as Vice Chairman of the Board of Directors of Icahn Enterprises G.P. Inc. and Principal Executive Officer of Icahn Enterprises G.P. Inc.  Until such time as Employee is no longer employed by Employer hereunder, Employee shall be entitled to paid vacation annually in accordance with the policies of the Employer and shall participate in all benefit programs and plans for which he is eligible, which are made available to all executives.

4.
Duties.  Employee shall be employed to act as a senior executive officer to provide the types of services he has previously provided during his employment under the Prior Employment Agreement to any member of the Icahn Group as may be requested by Carl C. Icahn or the Board of Icahn Enterprises G.P. Inc. including but not limited to:  (i)  providing, performing and reviewing equity, debt, credit, transaction and investment analysis and research; (ii) providing advice and performing duties regarding structuring, financing and conduct of  business and activities; (iii) engaging in raising funds and conducting ongoing investor relations; and (iv) otherwise providing his expertise in connection with investment, business and financing and investor relations activities.

So long as Employee remains employed by any member of the Icahn Group and at all times thereafter Employee agrees that he will (i) not resign as a director of any public corporation on whose board he is currently serving or on which, during his employment hereunder he begins to serve, at the request of Carl C. Icahn or at the request of any person or entity included in the Icahn Group  and will continue to accept ongoing appointments and election to such boards for a period of 2 years following the last day of his employment by any person or entity included in the Icahn Group; and (b) resign from any such positions within five (5) business days following the request of Employer that he do so.

5.
Base Salary.Until such time as the Employment of Employee hereunder ceases, Employee will be paid a salary at the rate of $300,000 per annum (payable every 2 weeks) (the “Base Salary”).  Employee is also currently paid $100,000 per year as the Principal Executive Officer of Icahn Enterprises G.P. Inc.

6.
Profit Participation/Existing Funds. Subject to all of the terms and provisions of this Agreement, so long as Employee continues to be employed by Employer under this Agreement the Employee shall be entitled to be paid by Employer, as additional salary, an amount equal to 4% of the Fund GP’s Target Special Profits Interests Amounts (as defined in the applicable limited partnership agreements of each of Icahn Partners and each Master Fund) of the limited partners in each Existing Fund net of the “Fund GP Expenses” (as defined in Section 20) and 4% of the Incentive Allocations, made by the following funds: Icahn Partners, Master Fund, Master Fund II, and Master Fund III (each a “Covered Fund”), in each case only with respect to Target Special Profits Interests Amounts accrued and Incentive Allocations allocated, on and after July 1, 2009 and prior to the last day of the employment of Employee hereunder, which amount will be paid to Employee, as follows:

(i)
with respect to Target Special Profits Interests Amounts of the limited partners in each Existing Fund, such amounts shall be paid to Employee in advance on the first business day of each calendar quarter (but only through any such first business day of a quarter day occurring prior to the last day of Employee’s employment hereunder), beginning with July 1, 2009, based on Employer’s good faith estimate of the Fund GP Expenses that will be incurred by the Fund GPs during such quarter (all of which will be “trued-up” upon a determination of actual expenses which shall be calculated as soon as administratively practicable); and

(ii)
with respect to Incentive Allocations, such amounts shall be paid to Employee only when such Incentive Allocations are in fact allocated to the capital account of the general partner of the applicable Covered Fund (and only if such allocation occurs on or prior to the last day of Employees employment hereunder).

provided that if, amounts paid under this Section 6 are at any time required to be returned or otherwise paid over to any of the Existing Funds or their investors or Affiliates, due to any miscalculation, mis-estimation or other error, then the Employee shall be required (within 180 days following written notice thereof by Employer) to return, its pro rata share of such amounts so returned or paid over even if such amounts are returned or paid over following termination of employment of Employee hereunder and this provision shall survive any termination or expiration of Employee’s employment hereunder.

Employee is and shall be deemed to be 100% vested in the rights set forth in this Section 6.

7.
Profit Participation/New Fund  From and after the date on which at least an aggregate of $375 million is contributed to the New Fund (other than amounts contributed by Related Persons),  Employee will participate, as additional salary, in 6% of the Fund I Income Stream from the New Fund net of Expenses (as defined in Exhibit A to the Letter) during the Term (as defined in Section 20), which will be subject to vesting, payment and termination as set forth in Sections 11 and 12 below.  The applicable amount shall be credited to the Notional Account on the date, during the Term that such amounts are earned by the Employer or its Affiliates without giving effect to any deferral elections by the Employer or its Affiliates and without regard to any potential future “claw backs”; however, the Notional Account will be subject to the calculations and changes contemplated in Section 12(k) below.

8.
Profit Participation/Additional Funds.  Employee will be entitled to participate as additional salary in any Additional Fund to which he provides services at the written request of Employer (such participation as contemplated in this Section 8, the “Additional Fund Participation”) in an amount equal to a 6% participation in the income stream, during the Term and a 6% participation in the management fees, during the Term associated with that particular fund, such participation in such income stream to be on terms similar in all material respects to those that apply to the New Fund as contemplated in Section 7, and such participation of Employee will be (net of Expenses) credited to the Notional Account and subject to the vesting, payment and termination provisions as set forth in Sections 11 and 12 below.  Additional Fund Participation in “management fees” will be net of Expenses and will be paid as contemplated in Section 9.  Any such compensation will be more fully set forth in detail applicable to such Additional Fund and contemplating the activities of Employee with respect thereto, in a letter agreement to be entered into by Employee and Employer prior to the time such services are to be rendered.  In the absence of such letter agreement Employee shall not be required to provide such services and Employee will not be entitled to any compensation with respect to services he may provide to an Additional Fund, unless the following sentence applies.  At any time the Employer or one of its Affiliates agrees in writing to pay to Employee such 6% participation in the income stream associated with such fund as contemplated above with regard to which Employee is asked to provide services, then Employee shall be obligated to provide such services.

9.
Management Fees  The Additional Fund Participation as contemplated in Section 8 will include participation in “management fees” to the extent provided in Section 8 (net of Expenses).  Although it is not anticipated that the New Fund will charge management fees, if the New Fund does charge management fees, Employee will receive 6% of such fees (net of Expenses)on the same basis as set forth in this Section 9.  “Management Fees” will include “special profits interests” structured like (but not including) those contemplated under the Existing  Funds of Employer and its Affiliates (other than management fees or “special profits interests”, if any, paid by any Related Persons); provided that with respect to:  (i) amount such as “special profits interests” Employee will participate therein as such amounts are accrued by Employer or its Affiliates; and (ii) if Employer elects to defer the receipt of any such fees, Employer shall pay Employee 6% of such deferred fees (net of Expenses) on the date such fees would otherwise have been paid.  Employee will be paid any Additional Fund Participation in such fees as they are paid by the Additional Fund (or at the time they are accrued as contemplated in clause (i) above with respect to the Additional Fund or would have otherwise have been paid by the Additional Fund as contemplated in clause (ii) above).  For the avoidance of doubt, Employee must remain an employee of Employer hereunder through the date that such management fees are payable to him in order to be eligible for such payments.

10.	Other Payments.

During the Term, Employee will be paid from Vested Amounts (as defined below), if any, on each one year anniversary of the Execution Date, the lesser of: (x) $2 million; and (y) an amount equal to A minus B, where A equals 20% of the sum of: (i) the Vested Amounts as of such date (after taking into account any increase in the vested percentage occurring on such date), plus (ii) all amounts previously paid to Employee pursuant to this Section 10, and B equals the sum of all amounts previously paid to Employee under this Section 10.  The aggregate of all payments made under this Section 10 are referred to herein as the “Section 10 Payments”.

11.
Vesting.  There shall be established a notional account (the “Notional Account”) to which shall be added the amounts of Employee’s compensation contemplated in Sections 7, and 8.  The right of Employee to receive any amounts or payments pursuant to Sections 7 and 8 shall be subject to and limited by, all of the terms and provisions of this Agreement.  Employee shall have no rights to receive any amounts or payments in respect of the Notional Account or any amounts deemed to be held therein (other than Section 10 Payments in accordance with Section 10 above) unless, and then only to the extent that, Employee is vested therein in accordance with the terms of this Section 11 (taking into consideration any accelerations expressly provided for in clause (a), (b), (c) or (d) below) (such amounts so vested, minus any Section 10 Payments; the “Vested Amount”) and such payments shall only be made as expressly set forth in Section 10 or 12 hereof.  The Employee’s rights in the Notional Account shall vest 100% on the Scheduled Expiration Date (as defined in Section 20 below) if he continues to be an employee of Employer hereunder through that date.  Vesting of the Notional Account shall accelerate such that the Notional Account shall be 100% vested upon the occurrence of any of the following events during the Term:

(a)	the employment of Employee is terminated by Employer without Cause; or

(b)	Employee resigns by means of a Permitted Resignation (as defined in Section 17 below); or

(c)	the employment of Employee is terminated due to Employee’s death or disability (as contemplated in Section 12(f)); or

(d)	a Shutdown.

Except as provided in the final sentence of the paragraph immediately prior hereto (including clauses (a), (b), (c) and (d)) above), 20% of the Notional Account will vest on (and only on) each one year anniversary of the Execution Date and only if Employee continues to be an employee of Employer hereunder through that date, and no acceleration or other vesting will occur.  All unvested amounts will be forfeited in all respects by Employee on any cessation of his employment under this Agreement (after taking into consideration any accelerations expressly provided for in clause (a), (b), (c) or (d) above).  If Employee resigns (other than by means of a Permitted Resignation) or if his employment otherwise terminates as contemplated in Section 12(d) then he will not be entitled to any payment in respect of any unvested portion of the Notional Account and his unvested interest therein will not vest and will be forfeited.

12.	Termination.

(a)
Power of Termination.  The Employer may terminate the employment of Employee under this Agreement at any time, with Cause, or in the sole and absolute discretion of Employer, without Cause.  “Cause” shall mean any of the following:(a) conviction of any crime (other than traffic violations and similar minor infractions of law); (b) failure to follow the lawful directions given by Employer to Employee or the written policies or procedures adopted by the Employer from time to time that are made available to Employee; (c) failure to come to work on a full-time basis, other than on holidays, vacation days, sick days, or other days off under Employer's business policies; (d) impairment due to alcoholism, drug addiction or similar matters; and (e) a material breach of this Agreement, including, without limitation, any breach of Section 15 or 17 hereof. Prior to termination for “Cause” as a result of failure as contemplated in clause (b) or (c) above, Employee shall be given notice of his activity giving rise to such failure and will have 3 business days to correct such activity; provided that Employer shall only be required to provide notice under this sentence one time during any calendar year.

(b)
Payment of Earned Base Salary.  In the event that Employee’s employment under this Agreement with Employer ceases (whether: (i) for Cause; (ii) without Cause; (iii) due to death or disability; (iv) by the action of Employee such as resignation or retirement or (v) due to Shutdown), the Employee shall be entitled to receive any Base Salary earned and not yet paid through the date of cessation of employment and his right to Base Salary shall cease.

(c)
Termination Without Cause/Permitted Resignation/ Death/Disability/Shutdown.  In the event of the cessation of Employee’s employment under this Agreement due to any of the matters set forth in Sections 11(a) through (d): (i) the Base Salary will end immediately; (ii) the Notional Account will be fully vested and the Employee will be paid within thirty (30) days following such cessation of employment, the Vested Amounts (which Vested Amounts will be calculated based on the value of the New Fund or any Additional Fund at the time of termination taking into account any “claw backs”[1] that would then be applicable on a hypothetical termination of the New Fund or any Additional Fund at that time) and (iii) Employee shall continue to accrue the compensation provided for in Section 7 above through the Scheduled Expiration Date (such date being the “End of the 5 Year Period”) but only on money contributed by third party investors (other than Related Persons) that have invested such money in the New Fund prior to the date of such cessation of employment (subject to the “claw backs”* and other adjustments consistent with Section 12(k) below) which amount will, notwithstanding any other provisions of this Agreement, not be paid to Employee until the End of the 5 Year Period, at which time such amounts will be paid to Employee within thirty (30) days following the End of the 5 Year Period.

(d)
Other Termination.  In the event of:  (x) a voluntary termination of employment by Employee (which shall not be deemed to include a Permitted Resignation) prior to the End of the 5 Year Period, (y) termination by Employer for Cause, or (z) termination of the Term by virtue of the continuance of the Employment of Employee under this Agreement through the occurrence of the Scheduled Expiration Date:  (i) the Base Salary will end immediately; and (ii) the Employee will be paid within thirty (30) days following such cessation of employment, the Vested Amounts (which Vested Amounts will be calculated based on the value of the New Fund or any Additional Fund at the time of cessation of employment taking into account any “claw backs”* that would then be applicable on a hypothetical termination of the New Fund or any Additional Fund at that time). In such event no further vesting will occur after the date of termination in any Notional Account and Employee will lose any interest in such unvested amounts.  The Employer acknowledges that the payment to be made on account of clause (z) above is  required to be made thirty (30) days following the Scheduled Expiration Date, even if the Employee continues to be employed by Employer or one of its Affiliates on or after such date, and so is required be made on a “date certain” as contemplated by Internal Revenue Code Section 409A.

(e)
Release/Notice by Employer.  As a condition to payment of the amounts contemplated in clause (c) or (d) above Employer must receive from Employee a release in the form of Exhibit 1 hereto and the same shall have become fully effective and non-revocable.  Within five (5) business days following the cessation of the employment of Employee hereunder (including the occurrence of the Scheduled Maturity Date as the last day of the Term) Employer will provide written notice to Employee informing him of the requirement to provide the release contemplated in this Section 12(e).

1   See Section 12(k) and Exhibit C to the Letter.

(f)
Disability.  For purposes of this Agreement, disability shall be deemed to occur only if so declared in a written notice by Employer to Employee, following illness or injury to Employee that results in Employee being unable to perform his duties hereunder at the offices of Employer for a period of 30 consecutive business days or for 45 business days during any 60 business-day period.

(g)
No Other Rights of Employee.  In the event of the cessation of the employment of the Employee for any reason or no reason whether as contemplated in clauses (c) and (d) above or otherwise, the Employee shall cease to have any right to cash compensation or any other payment or consideration or any other rights other than: (i) as expressly set forth in this Section 12; and (ii) as expressly set forth in Section 2.  To the extent that any provision of this Agreement may result in any duplication of any calculation, allocation, payment or amount, such consequence is not intended and no such duplicate amount shall be included in any calculation, allocation, payment or amount.

(h)
Resignation.  Employee may resign from his employment hereunder (but will remain subject to applicable terms of this Agreement, including, without limitation, Sections 14, 15, 16, 17 and 18 hereof). Any such resignation will not be on less than four (4) weeks prior written notice to Employer.

(i)
Valuation.  If the assets of the New Fund are not sold at the End of the 5 Year Period, or if any valuation or calculation on a hypothetical termination of a fund is required to be made at any other time, then all amounts payable to Employee at that time will be based upon a good faith valuation made by the Employer calculated in a manner consistent in all material respects with the valuation methods applied to the New Fund or Additional Fund in past periods for purposes of the conduct of the business of the New Fund and reporting to New Fund or Additional Fund investors, taking into account any “ claw backs” that would then be applicable on a hypothetical termination of the New Fund or Additional Fund.

(j)
Section 10 Payments.  In the event of cessation of the Employment of Employee hereunder any amount payable by Employer to Employee within ninety (90) days following such cessation of employment (the “Employer Payment Amounts”) shall be reduced and offset by an amount equal to the amounts payable by Employee to Employer pursuant to clause (k) below.

(k)	Calculations and Clawbacks.

(i)
Subject to clause (ii) below, the participation of the Employee pursuant to Sections 7 or 8 in any amounts in the Notional Account that are based upon the income stream of the Employer derived from the funds referred to in Sections 7 or 8 (other than those relating to the investments of Related Persons in such funds) will be subject to any calculations of the Fund I Income Stream and any other applicable income streams, under the applicable fund documents, and any “clawbacks” under the terms of the documents creating any such funds will be applied by determining the amount that would have been credited to the Notional Account if the Fund I Income Stream and any other applicable income stream were calculated from the Commencement Date to the date of such “claw back”.  As a result, the balance in the Notional Account may fluctuate from time to time as the economic rights of the Employer or its Affiliates in any fund (exclusive of capital invested by the Employer or its Affiliates therein) varies with changes in values and returns on such funds.  Such fluctuations will also be taken into account for purposes of calculating the amount of the Vested Amounts (including the calculation of the “20%” contemplated in clause 10(y)).  In addition, in the event that any calculation is to be made under this Agreement at the time of, or at any time or times following the cessation of, the employment of Employee under this Agreement to the extent that, after taking such calculations and “clawbacks” into account, Employee has received more payments as a result of receiving Section 10 Payments, then he would have received under this Agreement had such Section 10 Payments not have been paid to Employee (the amount of any such excess, the “Excess Payments to Employee”), then Employee shall pay to Employer the Net Determined Repayment Amount ( as defined below).  Such payment will be made by Employee within 10 days of notice of the amount due given by Employer to Employee.

(ii)
For the avoidance of doubt, the income stream of one fund will not diminish the income stream of another in calculating the amount to be added to the Notional Account.  For example, if in year 1 the New Fund loses money, but a newly formed Additional Fund in which Employee has an Additional Fund Participation makes money which would (in accordance with the terms of this Agreement) result in a $50,000 credit to the Notional Account, then the Notional Account will be credited with such $50,000 regardless of the fact that there was a loss in the New Fund.

(iii)
Exhibit C to the Letter (“Exhibit C”) shows examples of the application of the Notional Account calculation methodology, Section 10 Payments, “clawback” and repayment obligations of Employee and the operations of those concepts under this Agreement and in interpreting this Agreement and its application to the value of the Notional Account, and payments to be made and received by the parties hereto, the principles set forth and reflected in Exhibit C shall be followed and shall be controlling, absent manifest error.  (Exhibit C does not reflect, and has no application to, the payments contemplated in Sections 2 or 6 hereof.)

(iv)
The term “ Net Determined Repayment Amount” shall mean the amount of any Excess Payment to Employee minus 50% of the federal, state and local income tax that would be payable on an amount of taxable income equal to such Excess Payment to Employee by an individual residing in New York City paying taxes at the highest marginal rate of tax  to which an individual’s income is  subject (such rates to be determined on a weighted- average basis as of the time that Section 10 Payments were paid to Employee hereunder).  For example, if the applicable federal, state and local combined income tax rate is 40% on the date that a $1,000 Section 10 Payment is paid to Employee, but 35% on the date that a $500 Section 10 Payment is paid to Employee, then the rate to be used in the foregoing calculation would be 38.333%.

(v)
For the avoidance of doubt, relevant “claw backs” will be determined at the time a particular payment is made to Employee pursuant to this Section 12 so that the Employee will not be required to pay “claw backs” with respect to amounts that he is paid under Section 12 of this Agreement (“Previously Made Payments”) after such payments are made to Employee.  In other words, if the New Fund had a positive return at the time Employee ceases to be employed hereunder but subsequently (i.e., after employment ceases) has a negative return that would trigger “claw back” payments by Employer, Employee would not be subject to that subsequent “claw back” with respect to the Previously Made Payments.

13.
Shutdown.  A “Shutdown” shall be deemed to occur upon the first to occur of either:  (x) the liquidation of all funds in the New Fund and the distribution of at least 90% of the assets of the New Fund to the investors therein (other than Related Persons) or (y) the date that is announced to the investors in the New Fund by written notice by Employer or its Affiliates of the date upon which all of those funds still operating will cease to conduct operations.

14.	Representations and Warranties. Employee represents as follows:

(a)
To the best of his knowledge, except as known to Employer, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

(b)	Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

(c)	Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

15.
Confidential Information.  During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Existing Funds and Employer, and their respective Affiliates all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Existing Funds, Employer, or their respective Affiliates, and their respective businesses:  (i) obtained by Employee during Employee’s employment hereunder and during his previous employment with any of the foregoing persons or entities and (ii) not otherwise in the public domain.  Employee shall not, without prior written consent of the Employer (which may be granted or withheld in its sole and absolute discretion provided that Employee shall be permitted to use Confidential Information in connection with the performance of his duties with the Employer and its Affiliates without being required to obtain the written consent of Employer), communicate or divulge any of the types of information described in the two previous sentences, knowledge or data to anyone other than the Existing Funds, Employer and their respective Affiliate and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist Employer at Employer expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the period the Employee is employed hereunder, whether or not patentable and whether or not on the Employer’s time or with the use of its facilities or materials, shall be the property of Employer or its designee, and shall be promptly and fully disclosed by Employee to Employer.  Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer) to vest title to any such Invention in Employer or in any person designated by Employer and to enable such person, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Existing Funds, Employer, and their respective Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family and employees of the Existing Funds, Employer and their respective Affiliates, shall constitute confidential information for purposes of this Agreement.  In no event shall Employee during or after his employment hereunder, disparage the Existing Funds, Employer, their respective Affiliates or any of their respective officers, directors or employees.

Any reference above to “Affiliates” shall include, without limitation, the New Fund, the Additional Funds and all persons and entities that are included in the Icahn Group, in each case, on the date hereof and from time to time.

16.
Remedy for Breach.  Employee hereby acknowledges that the provisions of Sections 15 and 17 of this Agreement are reasonable and necessary for the protection of the Icahn Group and are not unduly burdensome to Employee, and the Employee also acknowledges such obligations under such covenants.  Employee further acknowledges that the Icahn Group will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, Employee agrees that, in addition to any other relief to which the Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

17.
Competitive Services.  During the period that Employee is employed under this Agreement and for a period of one (1) year after Employee ceases to be employed under this Agreement for any reason, including, but not limited to, the expiration of the term of employment hereunder, Employee will not:

(i)
invest in, participate in, engage in the business of investing, managing, raising or pooling, of cash or other assets for investment in private or public debt or equity, either individually or with any person, entity, venture, vehicle, limited liability company, business, fund, partnership, corporation, agency, proprietorship or any other enterprise (whether or not conducted for profit) (each a “Covered Business”) or group of Affiliated Covered Businesses (including, without limitation, any hedge fund, mutual fund, investment company, managed account, fund of funds or other vehicles for the investment or management of money or assets), whether for his own account or with, for or on behalf of any Covered Business in any capacity, directly indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee or in any other relationship or capacity, and will not enter into the employ of such Covered Business, render any services to such Covered Business, raise capital for such Covered Business, or otherwise become interested in or aid, represent or assist such Covered Business directly or indirectly in any manner; provided, however, that the provisions in this Section 17(i) shall not be deemed to preclude Employee, after cessation of his employment under this Agreement, from acquiring securities of any Covered Business solely as a passive investment which may be engaged in activities competitive with the investment or investment management business of the Icahn Group so long as such securities do not, in the aggregate, constitute more than one percent (1%) of any class or series of outstanding securities of such corporation or entity and the securities of such entity are:  (i) registered under Section 12 of the Securities Exchange Act of 1934; or (ii) are purchased without reduction or waiver of management fees, incentive allocations or other costs and reflect solely the proportionate economic interests of the Employee based only upon his invested capital on a pro rata basis.

The preceding paragraph of this Section 17(i) shall not be applicable if the employment of Employee ceases as the result of Employee’s written resignation (a “Permitted Resignation”) delivered by hand to Carl C. Icahn within 10 business days following an Uncured Employer Breach.  An “Uncured Employer Breach” shall mean and be limited to, the failure of any of Employer to make any allocation, distribution or payment expressly required to be made under the terms of this Agreement or any amendment hereto, if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure given personally by hand by the Employee to Carl C. Icahn, provided that if such failure is the result of a good faith dispute with respect to such allocation, distribution or payment then such failure shall not constitute or be deemed to constitute an “Uncured Employer Breach”, in which event the first paragraph of this Section 17(i) shall continue to be applicable in full force and effect and no Permitted Resignation shall be deemed to have occurred.

The Employee acknowledges and agrees that the Icahn Group has a worldwide reputation and operates on a worldwide basis and that the scope of this covenant will and is intended to prohibit his activities as set forth above throughout the world.  The Employee acknowledges and agrees that the provisions of this Section 17(i) are fair and reasonable and necessary to protect the business, reputation, goodwill and franchise of the Icahn Group.  Employee acknowledges that, in light of the significant compensation of Employee, Employee is voluntarily entering into this provision and is well able to comply with its provisions without hardship.

18.	Miscellaneous.

(i)
Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer.  The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.  Notwithstanding anything herein to the contrary, the Employer may amend this Agreement (and such amendment shall be binding upon Employee) at any time, retroactively or otherwise, without Employee’s consent, to comply with Section 409A of the Code and the Regulations thereunder.  Employer will take such actions as Employer considers reasonable (without any obligation to pay money) in order to help mitigate the adverse effect of any such amendment.

(ii)
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.  All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(iii)	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(iv)
Judicial Modification.  If any court determines that any of the covenants in Section 17 or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(v)
Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer.  Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interest established hereunder or under any related agreements or documents (including, without limitation, any Profit Participation or partnership or membership interest) other than with the prior written consent (which may be granted or withheld in their sole and absolute discretion) of the Employer provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

Notwithstanding any provision to the contrary herein, no provision in this Agreement shall create or be construed to create any claim, right or cause of action against the Employer or advisors arising from any diminution in value in connection with any failure to generate, obtain or charge any Management Fee or the Incentive Allocation for any reason, including any waiver or reduction of the same.

(vi)	Taxes. All payments to Employee shall be subject to applicable deductions, payroll and withholdings taxes, to the extent required by law, as determined by Employer.

(vii)
No Assignment of Deferred Compensation.  The right of the Employee to the Deferred Amounts and to any other amounts payable hereunder that constitute nonqualified deferred compensation subject to Code Section 409A (including, without limitation, any such amount standing to the credit of the Notional Account) shall in no event be assigned, transferred, pledged or encumbered by Employee, and any attempted assignment, transfer, pledge or encumbrance shall be null and void.  Such amounts may not be subject to seizure for the payment of any debts or judgments against Employee or be transferable by operation of law in the event the Employee becomes insolvent or bankrupt.

(viii)
Unfunded Nature of Deferred Compensation.  Title to and beneficial ownership of the Deferred Amounts and any other amounts payable hereunder that constitute nonqualified deferred compensation subject to Code Section 409A (including, without limitations any such amounts standing to the credit of the Notional Account) shall at all times remain with the Management Company and Employer, as applicable, and shall continue for all purposes to be part of the general assets of the Management Company or Employer, as applicable.  Neither Employee nor any person other than the Management Company and Employer shall by virtue of the provisions of this Agreement have any property interest whatsoever in any specified assets of the Management Company or Employer until such deferred amounts are paid to Employee.  Neither the Management Company nor Employer shall be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, any amount which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of their general assets and subject to the claims of their respective general creditors.  To the extent that Employee acquires a right to receive such deferred compensation payments from the Management Company or Employer under this Agreement, such right shall be unsecured and unfunded and shall be no greater than the right of any unsecured creditor of the Management Company or Employer, as applicable.

(ix)
Application of Expenses.  In allocating and determining any expenses relating to the any funds and their Affiliates for purposes of this Agreement, the Employer may make such calculation and allocation of expenses at such time and from time to time, as it deems appropriate.

(x)
Determinations.  Any calculation, allocation, expense, estimate or other amount to be determined under this Agreement, or for the purpose of the Agreement, for any period or portion of a period, and any amount payable or allocable to Employee under this Agreement for any period or portion of a period, shall be determined by Employer, whose determination shall be final and binding on all parties.

(xi)
409A.  The intent of the parties is that payments and benefits under this Agreement which are subject to the provisions of Section 409A of the Internal Revenue code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Employee notifies the Employer (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Employee, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Employer of the applicable provision without violating the provisions of Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a "Separation from Service" as defined in Exhibit B hereto and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean such "Separation from Service."  If the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "Separation from Service,"  no such payment or benefit shall be made or provided prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of such "Separation from Service" of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(x) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(xii)
Survival.  This Agreement shall survive the termination of the employment of Employee hereunder in all circumstances and the provisions hereof (including Sections 14, 15, 16, 17 and 18), shall be and remain fully effective in accordance with their terms.

19.	Other.

(a)
Employee shall follow all written policies and procedures and written compliance manuals adopted by or in respect of any or all of Employer and its Affiliates that have been delivered to Employee, including, without limitation, those applicable to investments by employees. In addition, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advice with respect to, any investment made or actively being considered by Employer or its Affiliates, unless disclosed to Employer in writing by Employee and approved in writing by Employer which approval may be granted or withheld by them in their sole and absolute discretion, and which approval, if granted, may be with limitations, including on the amount of any investment which Employee may make at any time or from time to time and may impose restrictions on the sale of any such investment.

(b)	Employee agrees to provide to Employer a written list of all existing investments of Employee, directly or indirectly.

20.	Definitions.

“Affiliate” and “Control” shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended.

“Annual Expense Cap” shall mean the Base (as defined and adjusted pursuant to the definition thereof set forth in this Section 20).

“Associate” shall have the meaning set forth in Rule 14a-1 promulgated under the Securities Exchange Act of 1934

“Base” shall mean $25,000,000 per annum if the aggregate 3rd party fee paying assets of the Existing Funds from time to time are $3 billion or less.  If the aggregate 3rd party fee paying assets of the Existing Funds from time to time are over $3 billion, then the Base shall be adjusted upward, proportionally (based on $100 million investment increments) to reflect the dollar amount by which aggregate of the Existing Funds from time to time exceed $3 billion.

“Fund GP Expense” shall mean in respect of each year the smaller of: (a) the sum of (i) all the costs and expenses (including but not limited to allocated overhead) borne directly or indirectly by the Fund GPs and their Affiliates with respect to the Exisiting Funds, including but not limited to those incurred in providing administrative and back office services to the funds pursuant to the applicable limited partnership agreement of such fund (as reasonably determined and, to the extent applicable, consistent with past practices of the Fund GPs and their Affiliates) plus (ii) the amount of all Incentive Allocations and Fund GPs’ Net Special Profit Interest Allocations allocated to Aegis Capital Corp. (“Aegis”) pursuant to the agreement among, inter alia, Aegis and the Fund GPs dated April 1, 2006 as amended plus (iii) all employment related payments to any other persons of any kind or character, whether as compensation, allocation straight salary, bonus or otherwise, including any payment to Michael C. Mauer under his employment agreement dated as of May 12, 2009 as amended, in each case to the extent reasonably and proportionately allocable to the activities of the Existing Funds and (b) the amount of the Annual Expense Cap in effect with respect to such year pursuant to the Agreement.  Without limiting the generality of the parenthetical contained in clause (a)(i) above, no incremental cost, if any, that may be incurred by the Fund GPs and that is attributable to the compensation, bonus or expenses of Carl C. Icahn under his employment agreement dated August 8, 2007, as amended from time to time, with Icahn Capital Management LP and Icahn Enterprises L.P. or to the earn-out payable to Mr. Icahn and his Affiliates under the Contribution Agreement executed on August 8, 2007 in connection therewith, or to any expenses incurred because the Fund GPs will be owned by Icahn Enterprises L.P. and its Affiliates (that is, dealing with Icahn Enterprises L.P. accounting and reporting requirements), will diminish any amount to be accrued or paid to Employee pursuant to the Agreement.

“Icahn Group” means Mr. Icahn and his Affiliates (including those now or hereafter his Affiliates) including, without limitation, Icahn Enterprises and all of its Affiliates), individually and collectively.

“Letter” a notarized letter from Employee to Employer dated May 21, 2009.

“Related Persons” means Carl C. Icahn, his Affiliates and Associates, or any of their respective officers, directors, agents, employees or family members, including all natural persons, and all entities, corporations, limited liability companies, trusts, partnership and other business vehicles.

“Scheduled Expiration Date” means the date of the 5-year anniversary of the Execution Date.

“Term” shall mean the period commencing on the Execution Date hereof and shall end on the earlier of (i) such date as Employee is no longer employed by Icahn Capital L.P., or (ii) the Scheduled Expiration Date.

In WITNESS WHEREOF, undersigned have executed this Agreement as of June 1, 2009.

EMPLOYEE

/s/ Keith Meister
Keith Meister

Icahn Enterprises L.P.
By:	/s/ Keith Meister
Name:
Title:

EMPLOYER

Icahn Capital LP.
By:	/s/ Carl Icahn
Name:
Title:

The undersigned acknowledges that they shall continue to be responsible for the payment and performance of the Retained Obligations (all of which shall be deemed to be 100% vested as of the date hereof) as contemplated in Section 2(b) above.

Icahn Management LP.
By:	/s/ Carl Icahn
Name:
Date:

/s/ Carl Icahn
Carl C. Icahn

[FORM OF RELEASE]

Exhibit 1

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (the “General Release”) dated as of ________ __, 20__ is made by the undersigned employee (“Employee”) under the Employment Agreement by and between Icahn Capital, L.P. Inc. (the “Company”) and Employee and dated as of May __, 2009 (the “Employment Agreement”) for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.  Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.

1.           Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Employer and the Employer’s Affiliates and Associates and their respective former, present or future subsidiaries, parents, affiliates and related organizations, and its and their employees, beneficial owners, officers, directors, equity holders, attorneys, successors and assigns as well as all Related Persons (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or may have been suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company (whether pursuant to the Employment Agreement or otherwise) or any of its affiliates and the termination of Employee’s employment.  The foregoing release, discharge and waiver includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common or statutory law including, without limitation, any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any similar state statutes (all as amended).  The foregoing release and discharge also expressly includes, without limitation, any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence, claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively as the “Released Claims”. Employee waives Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf.  Nothing in this General Release shall be deemed to waive Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if Employee files a charge or participates in such an investigation or proceeding, Employee will not be able to recover damages or equitable relief of any kind from the Releasees with respect to the Released Claims.

2.           Excluded from this General Release are the following:  (i) claims and rights that arise after the date Employee signs this General Release; (ii) any claims for payments to which Employee is entitled under the express language of Sections 2, 6 and 12 of the Employment Agreement; (iii) claims for vested employee benefits (e.g., medical claims and 401(k) benefits); and (iv) claims for indemnity or contribution.

3.           Any unresolved dispute arising out of this General Release shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks and to protect any Confidential Information.  Each party shall pay its own costs and fees in connection with any litigation hereunder.

4.           Employee acknowledges and recites that:

(a)           Employee has executed this General Release knowingly and voluntarily;

(b)           Employee has read and understands this General Release in its entirety;

(c)           Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d)           Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and

(e)           Employee has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5.           This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

6.           Employee represents that he has returned all property belonging to the Company required to be returned under the Employment Agreement including, without limitation, keys, access cards, computer software and any other equipment or property.  Employee further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any Confidential Information, required to be returned under the Employment Agreement

7.           Employee agrees to keep confidential the existence of the Employment Agreement, the existence of this General Release, as well as all of their terms and conditions and not to disclose to any person or entity the existence, terms and conditions of the Employment Agreement or this General Release except as required by law, to a government agency in connection with any charge or investigation that such agency is conducting or may conduct and except to his attorney, financial advisors and/or members of his immediate family provided they agree to keep confidential the existence, terms and conditions of the Employment Agreement and this General Release.  In the event that Employee believes that he is compelled by law to divulge the existence, terms or conditions of the Employment Agreement or this General Release in a manner prohibited by the following sentence, he agrees to notify Company (by notifying counsel to the Company) of the basis for the belief before actually divulging such information.  Employee hereby confirms that as of the date of signing this General Release, he has not disclosed the existence, terms or conditions of the Employment Agreement or this General Release, except as provided for herein.  Nothing herein shall preclude Employee from providing truthful information to any government agency concerning this General Release or his employment in accordance with law.

8.           Employee shall have seven days from the date he signs this General Release to revoke it by providing written notice of the revocation to the Employer, in which event this General Release shall be unenforceable and null and void.  Provided Employee does not revoke this General Release, it shall become effective on the eighth day after Employee signs this General Release.

I, ____________, represent and agree that I have carefully read this General Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.

PLEASE READ THIS GENERAL RELEASE CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE:

By:
Name:
Title:

Date: ________________, 200_